Exhibit 4.28

Private & confidential

Dated: 30 July, 2024

SEVENTHONE CORP.

(as Borrower)

- and -

ALPHA BANK S.A.

(as Lender)

FIRST SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 8 July, 2020
for a loan facility of (originally) US $15,250,000

(TVSLO-J351268/fk)

TABLE OF CONTENTS

THIS SUPPLEMENTAL AGREEMENT (*"this Supplemental Agreement"*) made this 30th day of July, 2024

BETWEEN:

(1) **ALPHA BANK S.A.**, a banking company having its registered office at 40 Stadiou Street, Athens, Greece, with General Commercial Registry Corporate Registration Number: 159029160000 having its registered office at 40 Stadiou Street, Athens, Greece, acting through its Piraeus Shipping branch at 93 Akti Miaouli, Piraeus 18538, Greece, as universal successor, and where applicable assignee, of ALPHA SERVICES AND HOLDINGS S.A. with General Commercial Registry Corporate Registration Number: 000223701000 with former corporate name "ALPHA BANK S.A." (also known as Alpha Bank A.E.) (herein "*ASH*") has succeeded ASH, as lender due to the demerger of ASH and hive-down of the business activity sector of ASH, by the establishment of a new company namely "ALPHA BANK S.A." with General Commercial Registry Corporate Registration Number: 159029160000 in accordance with the provisions of the Hellenic Laws 2515/1997 (article 16) and 4601/2019 (articles 54, 57 and 59-74) and the Decision of the Hellenic Ministry of Development and Investments bearing serial No. 45.089/16.4.2021 which was published at the respective file of each of ASH and Alpha Bank S.A under the Serial Numbers: 4516.04.2021 και 45.123/16.4.2021 respectively kept with the General Commercial Registry pursuant to which ALPHA BANK S.A. with General Commercial Registry Corporate Registration Number: 159029160000 has substituted ASH as universal successor thereof (hereinafter called the ***"Lender"***, which expression shall include its successors and assigns); and

(2) **SEVENTHONE CORP.**, a corporation duly incorporated in the Republic of Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the ***"Borrower"***); and

IS SUPPLEMENTAL to a loan agreement dated 8th July, 2020 made between (1) the Borrower, as borrower, and (2) the Lender, as Lender (the said loan agreement as amended by a first supplemental letter dated 25 June 2021 is hereinafter called the ***"Principal Agreement"***) the Lender agreed, on the terms and conditions contained therein, to make available to the Borrower, as borrower, a secured loan facility in the amount of up to **United States Dollars Fifteen million Two Hundred Fifty thousand ($15,250,000)** (the ***"Loan"***) for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the ***"Loan Agreement"***).

<u>WHEREAS</u>:

(A) By (a) a notarial Demerger Deed executed on **16 April 2021** (the **"Demerger Deed"**), the banking société anonyme under the name "ALPHA BANK Société Anonyme" having General Commercial Registry Corporate Registration Number: 000223701000 (the **"Demerged Entity"**) was demerged by way of hive-down of its business activity sector which was contributed into the incorporation of a new beneficiary entity incorporated and licensed as a credit institution under the corporate name "ALPHA BANK S.A" with General Commercial Registry Corporate Registration Number: 159029160000 (the **"Beneficiary Entity"** or otherwise the **"Lender"**) which has succeeded the Demerged Entity by way of universal succession in accordance with the provisions of the Hellenic Laws 2515/1997 (article 16) and 4601/2019 (articles 54, 57 and 59-74) and the Decision of the Hellenic Ministry of Development and Investments bearing serial No. 45.089/16.4.2021 which was published at the General Commercial Registry on the 16 April 2021 (the **"Demerger Date"**) (whereby, inter alia, the Demerged Entity ceased to be a credit institution and was renamed "ALPHA SERVICES AND HOLDINGS S.A") and (b) a Master

Transfer Agreement-dated **21 April 2021** and made between the Demerged Entity, as transferor and the Beneficiary Entity, as transferee (the **"Transfer Agreement"**), the Demerged Entity, with effect from the Demerger Date, has transferred all its rights, obligations and liabilities as lender under the Facility Agreements listed in Schedule 1 thereof and the Finance Documents and/or Security Documents executed in accordance thereto (together, the **"Transferred Agreements"**) to the Beneficiary Entity and the Principal Agreement is listed among the Transferred Agreements;

(B) With effect from the Demerger Date, the Beneficiary Entity as universal successor of the Demerged Entity has substituted to all rights and obligations of the Demerged Entity under the Principal Agreement and the other Finance Documents and/or Security Documents with the effect that the Principal Agreement and the other Finance Documents and/or Security Documents have been transferred to the Beneficiary Entity ie Alpha Bank S.A. with General Commercial Registry Corporate Registration Number: 159029160000 as it would have had if it had been an original party thereto and the Beneficiary Entity shall be bound by and fully comply with all the terms and conditions thereto;

(C) the Borrower hereby acknowledges and confirms that (a) the Lender has advanced to the Borrower, as borrower, the full amount of the Commitment in the principal amount of **United States Dollars Fifteen million Two Hundred Fifty thousand ($15,250,000)** and (b) as the date hereof the principal amount of United States Dollars **Ten million Four Hundred Fifty thousand (US$10,450,000)** in respect of the Loan remains outstanding;

(D) pursuant to a Corporate Guarantee dated **8 July, 2020** (the ***"Corporate Guarantee"***), **PYXIS TANKERS INC.**, of the Marshall Islands (the ***"Corporate Guarantor"***) irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and all other monies payable under the Loan Agreement and the Security Documents and the performance of all the obligations of the Borrower under the Loan Agreement and the Security Documents executed in accordance thereto;

(E) pursuant to an Approved Manager's Undertaking dated 9 July, 2020 (the ***"Approved Commercial Manager's Undertaking"***) **PYXIS MARITIME CORP.**, of the Marshall Islands and having a licensed office in Greece (at 59 K. Karamanli Street, Maroussi 15125, Greece) under its capacity as Approved Commercial Manager of the Vessel (as hereinafter defined) (the ***"Approved Commercial Manager"***), has *(inter alia)* subordinated any claims it may have against the Borrower and/or the Vessel to the claims of the Lender under the Loan Agreement and the Security Documents as security for the Outstanding Indebtedness;

(F) the Borrower and the other Security Parties have requested the Lender to grant its consent to the replacement of LIBOR by Term SOFR, and the Lender has agreed thereto, conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 *(Variations to the Principal Agreement)* of this Supplemental Agreement; and

(G) the Borrower and the other Security Parties have additionally requested the Lender to grant its consent to :

(a) the amendment of the Margin;

(b) the amendment of the repayment schedule of the Loan;

(c) the extension of the Final Maturity Date; and

(d) the opening of a cash collateral account in the name of the Borrower with the Lender (the "**Cash Collateral Account**") and the respective granting of a pledge over the Cash

Collateral Account in favour of the Lender (the "**Cash Collateral Account Pledge Agreement**");

(Borrower's requests under paragraph (F) above and subparagraphs (a) to (d) of this paragraph (G), collectively called the "**Request**"),

and the Lender has agreed to the Request conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 (Variations to the Principal Agreement) of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS

1.1 Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

1.2 Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

"DoC Amendment" in relation to the Mortgage means the amendment No. 1 to the deed of covenant supplemental to the Mortgage registered on the Vessel, whereby such deed of covenant shall be amended as therein specified, to be executed by the Borrower as Owner of the Vessel in favour of the Lender, in form satisfactory to the Lender;

"Effective Date" means the date hereof or such earlier or later date as the Lender may agree in writing upon which all the conditions contained in Clause 4 *(Conditions)* shall have been satisfied and this Supplemental Agreement shall become effective;

"Loan Agreement" means the Principal Agreement as hereby amended and/or supplemented and as the same may from time to time be further amended and/or supplemented;

"Margin Switch Date" means 13 August 2024;

"Mortgage" means the first priority statutory Maltese ship mortgage dated 9 July, 2020 registered over the Vessel as Mortgage "B" in favour of the Lender and the deed of covenant dated 9 July 2020 supplemental and collateral thereto;

"Rate Switch Date" means 11th May, 2023;

"Transaction Documents" together means this Supplemental Agreement, the Cash Collateral Account Pledge Agreement and the DoC Amendment, and ***"Transaction Document"*** means any of them as the context may require; and

"Vessel" means the motor vessel **"PYXIS THETA"** of approximately 30159 gt and 13926 nt, built in 2013 and having Official/IMO No. 9657064, registered under the laws and flag of the Republic of Malta in the ownership of the Borrower, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and

replacements in or on the above described vessel.1.3 **Application of interpretation provisions of Loan Agreement**

Clause 1.3 (*Interpretation*) and Clause 1.4 (*Construction of certain terms*) of the Principal Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

2. REPRESENTATIONS AND WARRANTIES

2.1 Representations and warranties under the Finance Documents

The Borrower hereby represents and warrants to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and each of the Security Documents to which the Borrower is a party (updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to "*this Agreement*" were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

2.2 Additional Representations and warranties

In addition to the above, the Borrower hereby represents and warrants to the Lender as at the date of this Supplemental Agreement that:

a. each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement, this Supplemental Agreement and the other Transaction Documents, and has complied with all statutory and other requirements relative to its business;

b. all necessary licences, consents and authorities, governmental or otherwise under this Supplemental Agreement, the Principal Agreement and the other Transaction Documents have been obtained and, as of the date of this Supplemental Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Supplemental Agreement and the other Transaction Documents or otherwise perform its obligations hereunder;

c. each of the Transaction Documents constitutes, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d. the execution and delivery of, and the performance of the provisions of this Supplemental Agreement and the other Transaction Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e. no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) relating to sums exceeding, in respect of the Borrower, the amount of Six hundred thousand Dollars ($600,000) and in respect of the Corporate Guarantor, the amount of One million two hundred thousand Dollars ($1,200,000) involving a potential liability of the Borrower or the Corporate Guarantor is current or pending or (to its or its officers'

knowledge) threatened against the Borrower or the Corporate Guarantor, which, if adversely determined, would have a Material Adverse Effect on any of them ; and

f. no Event of Default has occurred and is continuing and neither the Borrower nor the Corporate Guarantor has been declared in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound.

2.3 Survival

The representations and warranties of the Security Parties in this Supplemental Agreement (except in relation to the representation and warranty under paragraph 2.2 (f)) shall survive the execution of this Supplemental Agreement and shall be deemed to be repeated at the commencement of each Interest Period.

3. AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 *(Representations and warranties)* hereby agrees with the Security Parties, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 *(Conditions)*, that the Principal Agreement be amended in the manner more particularly set out in Clause 5 *(Variations to the Principal Agreement)*.

4. CONDITIONS

4.1 Conditions

The agreement of the Lender contained in Clause 3 *(Agreement of the Lender)* shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and their legal advisers:

a. a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the other corporate Security Parties;

b. a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

c. original duly legalised copies of resolutions duly passed by the Board of Directors, or the Sole Director as the case may be, of the Borrower evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which the Borrower is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

d. all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement evidencing approval of this Supplemental Agreement and each of the other Transaction Documents to which the relevant Security Party is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this

Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

e. the original of any power(s) of attorney issued in favour of any person executing this Supplemental Agreement and each of the other Transaction Documents to which the Borrower is or is to be a party;

f. such favourable legal opinions from lawyers acceptable to the Lender and their legal advisors as the Lender shall require;

g. the DOC Amendment duly executed by the respective parties thereto and, where appropriate, duly registered through the appropriate Registry over the Vessel in favour of the Lender; and

h. evidence that the amendment fee, as set out in Clause 9.1 (*Amendment Fee*) has been paid to the Lender.

5. VARIATIONS TO THE PRINCIPAL AGREEMENT

5.1 Amendments

In consideration of the agreement of the Lender contained in Clause 3 *(Agreement of the Lender)*, the Borrower hereby agrees with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 *(Conditions)*, the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a. with retrospective effect as from the Rate Switch Date, the following definitions in Clause 1.2 *(Definitions)* of the Principal Agreement shall be amended to read as follows:

*"**Quotation Day**" means, in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period unless market practice differs in the relevant loan market in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);*

*"**UK Bail-In Legislation**" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);*

b. with retrospective effect as from the Rate Switch Date, the terms "*Banking Day*" and "*Banking Days*" shall be replaced by the terms "*Business Day*" and "*Business Days*" throughout the Principal Agreement and the Security Documents and the definition "*Banking Day*" shall be replaced by the following new definition, which shall be added in alphabetical order in Clause 1.2 *(Definitions)* of the Principal Agreement:

""*Business Day" means:*

(a) a day (other than a Saturday or Sunday) on which banks are open for general business in Athens and Piraeus in New York and in each other country or place in or at which an act is required to be done under this Agreement; and

(b) *(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;";*

c. with retrospective effect as from the Rate Switch Date, the following new definitions shall be added in alphabetical order in Clause 1.2 *(Definitions)* of the Principal Agreement:

*"**Historic Term SOFR**" means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than five (5) US Government Securities Business Days before the Quotation Day;*

*"**Interpolated Historic Term SOFR**" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:*

(a) either:

(i) the most recent applicable Term SOFR (as of a day which is not more than three (3) US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii) if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than five (5) US Government Securities Business Days (and no less than two (2) US Government Securities Business Days) before the Quotation Day; and

(b) the most recent applicable Term SOFR (as of a day which is not more than three (3) US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

*"**Interpolated** Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:*

(a) the applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; and

(b) the applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

*"**Market Disruption** Rate" means the Reference Rate;*

"Reference Rate" means, in relation to the Loan or any part of the Loan:

(a) *the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or*

(b) *as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),*

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

"US Government Securities Business Day" means any day other than:

(a) *a Saturday or a Sunday; and*

(b) *a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;";*

d. with retrospective effect as from the Rate Switch Date, Clause 3.1 (*Normal Rate of interest*) of the Principal Agreement shall be **amended** to read as follows:

"3.1 *Normal rate of interest*

The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:

(a) *the Margin; and*

(b) *the Reference Rate for that Interest Period.*

e. with effect as from the Margin Switch Date, Clause 3 (*Interest*) of the Principal Agreement shall be further **amended** to read as follows:

"3.1 *Normal Interest Rate*

The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest

Period related thereto on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:

(a) *the Margin A; and*

(b) *the Reference Rate for that Interest Period,*

It is hereby agreed that the interest rate for the calculation of interest on the Cash-collateralized part of the Loan shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin B (ii) and the Reference Rate for that Interest Period, unless there is a substitute or alternative rate agreed pursuant to paragraph (b) of Clause 3.7 (Cost of funds) in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin B and (ii) that substitute or alternative rate and in case no such is agreed, the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin B and (ii) Market Disruption Rate;

<u>provided however that</u> if and whenever, starting from the date hereof and during the tenor of the Loan, the Lender determines (in its absolute discretion) that the credit risk of the Loan has been substantially reduced, the Lender shall at its absolute discretion (but without being obliged) to consider the Borrower's written request for reduction of the Margin A taking also into consideration the general shipping finance market conditions prevailing at such time provided however in case such request has not been accepted by the Lender, the Lender shall be under no obligation to render any reasons of such refusal;"

f. with retrospective effect as from the Rate Switch Date, Clause 3.2 (*<u>Selection of Interest Period</u>*) of the Principal Agreement shall be **<u>amended</u>** to read as follows:

*"3.2 **Selection of Interest Period***

The Borrower may by notice received by the Lender not later than 10:00 a.m. (Athens time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (<u>Determination of Interest Periods</u>)) whether such Interest Period shall have a duration of one (1) or three (3) months (or such other period as may be requested by the Borrower and as the Lender, in its sole discretion, may agree to). "

g. with retrospective effect as from the Rate Switch Date, paragraph (a) (*<u>Default interest</u>*) of Clause 3.4 (*<u>Default Interest</u>*) of the Principal Agreement shall be **<u>amended</u>** to read as follows:

"(a) *<u>Default interest</u>: If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest*

applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%) per annum, (ii) the Margin or, as the case may be, the Applicable Margin and (iii) the *Reference Rate. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clauses 4.2 (Voluntary Prepayment), 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel), 8.5(a)(i) (Security shortfall – Additional Security), 12.1 (Unlawfulness) and 12.2 (Increased cost) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above what is or, as the case may be, would be payable under Clause 3.7(a) (Cost of funds);";*

h. with retrospective effect as from the Rate Switch Date, Clauses 3.6 (*Market disruption – Non Availability*) and 3.7 (*Replacement of Screen Rate*) of the Principal Agreement shall be replaced by the following new Clauses 3.6 (*Market disruption*), 3.7 (*Cost of funds*), 3.8 (*Unavailability of Term SOFR*) and 3.9 (*Changes to reference rates*) reading as follows:

"3.6 ***"Market disruption***

If before close of business in Athens on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that its cost of funds relating to the Loan would be in excess of the Market Disruption Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

3.7 Cost of funds

(a) If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall not be calculated as per clause 3.1 but, instead, shall be the percentage rate per annum which is the sum of:

(i) the Margin or, as the case may be, the Applicable Margin; and

(ii) the rate notified by the Lender to the Borrower as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, which expresses as a percentage rate per annum the Lender's cost of funds relating to the Loan or the relevant part thereof.

(b) If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations

(for a period of not more than 20 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c) *Subject to Clause 3.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of both the Lender and the Borrower, be binding on all Parties.*

(d) *If any rate notified under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.*

(e) *If no substitute or alternative basis agreed pursuant to paragraph (b) above, the Borrower may give the Lender not less than 5 days' notice of its intention to prepay the Loan at the end of the interest period set by the Lender.*

(f) *A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period set by the Lender the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.*

(g) *The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.*

3.8 *Unavailability of Term SOFR*

(a) *Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.*

(b) *Historic Term SOFR: If no Interpolated Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.*

(c) *Interpolated Historic Term SOFR: If no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.*

(d) *Cost of funds: If no Interpolated Historic Term SOFR is available, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.*

3.9 *Changes to reference rates*

(a) *If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:*

(i) providing for the use of a Replacement Reference Rate; and

(ii)

(A) aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B) enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C) implementing market conventions applicable to that Replacement Reference Rate;

(D) providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation),

may be made with the consent of the Lender.

(b) In this Clause 3.9 (Changes to reference rates):

*"**Published Rate**" means:*

(a) SOFR; or

(b) Term SOFR for any Quoted Tenor;

*"**Published Rate Contingency Period**" means, in relation to:*

(a) Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b) SOFR, 10 US Government Securities Business Days.

*"**Published Rate Replacement Event**" means, in relation to a Published Rate:*

(a) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender, materially changed;

(b)

(i)

(A) *the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or*

(B) *information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent,*

provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii) *the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;*

(iii) *the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or*

(iv) *the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or*

(c) *the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:*

(i) *the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender) temporary; or*

(ii) *that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or*

(d) *in the opinion of the Lender, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.*

*"**Quoted Tenor**" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.*

*"**Relevant Nominating Body**" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.*

*"**Replacement Reference Rate**" means a reference rate which is:*

(a) formally designated, nominated or recommended as the replacement for a Published Rate by:

(i) the administrator of that Published Rate; or

(ii) any Relevant Nominating Body,

*and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "**Replacement Reference Rate**" will be the replacement under paragraph (ii) above;*

(b) in the opinion of the Lender, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c) in the opinion of the Lender, an appropriate successor or alternative to a Published Rate.";

i. with retrospective effect as from the Rate Switch Date, the following definitions in Clause 1.2 *(Definitions)* of the Principal Agreement shall be deleted:

"Alternative Rate", "Banking Day", "LIBOR", "Replacement Benchmark", "Screen Rate" and "Screen Rate Replacement Event";

j. with retrospective effect as from the Rate Switch Date, the following new paragraph (k) shall be incorporated in Clause 1.3 (*Interpretation*) of the Principal Agreement:

"(k) the Lender's "cost of funds" in relation to the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan";

k. with effect from the Margin Switch Date, the following definitions in Clause 1.2 (*Definitions*) of the Principal Agreement shall be amended to read as follows :

"Balloon Instalment" means the part of the Loan amounting to Four million four hundred fifty thousand Dollars ($4,450,000);

"Final Maturity Date" *means the 8th day of July, 2029;*

*"**Security Documents**" means:*

(a) the Account Pledge Agreement;

(b) the Cash Collateral Account Pledge Agreement;

(c) the Approved Manager's Undertaking;

(d) the General Assignment;

(e) the Mortgage;

(f) the Charterparty Assignment in respect of any Assignable Charterparty;

(g) the Corporate Guarantee; and

*(h) any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or the other Security Parties or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower pursuant to this Agreement and other moneys from time to time owing or payable under or in connection with this Agreement to the Lender or any of the documents referred to in this definition as each such document may from time to time be amended and/or supplemented, and "**Security Document**" means any of them as the context may require;*

l. with effect from the Margin Switch Date, the definition "***Margin***" in Clause 1.2 (*Definitions*) shall be replaced in correct alphabetical order by the following definition :

*"**Applicable Margin**" means together:*

*(a) in respect of the Loan less any Cash-collateralized part of the Loan, 2.40% per annum ("**Margin A**"); and*

*(b) in respect of any Cash-collateralized part of the Loan, zero point eight zero per cent (0.80%) per annum (the "**Margin B**");*

m. with effect as from the Margin Switch Date, the following new definitions shall be added in alphabetical order in Clause 1.2 *(Definitions)* of the Principal Agreement:

*"**Cash-collateral Account**" means the account opened or to be opened and maintained in the name of the Borrower with the Lender, and shall include any sub-accounts or call accounts or time-deposits in Dollars opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrower, to which the Cash-collateral Amount shall be deposited by the Borrower and pledged in favour of the Lender;*

*"**Cash-collateral Account Pledge Agreement**" means the first priority pledge executed or (as the context may require) to be entered into between the Borrower and the Lender for the creation of a pledge in favour of the Lender over the Cash-Collateral Account, in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;*

*"**Cash-collateral Amount**" means the amount which, at the option of the Borrower, is deposited in the Cash-collateral Account and which:*

(a) *is at least United States Dollars One million ($1,000,000) (on top of the Pledged Deposit),*

(b) *may, at the option of the Borrower be blocked for the whole of the relevant Interest Period or released at the option of the Borrower on the first day of the following Interest Period, following a three (3) Business Days' written notice of the Borrower to the Lender; and*

(c) *shall bear deposit interest at a rate to be agreed at the relevant time between the Lender and the Borrower depending on the Cash Collateral Amount and other relevant circumstances at the time;*

*"**Cash-collateralized part of the Loan**" means the part of the Loan equal to the Cash-collateral Amount which in all cases must be one or more multiples of the amount of the Repayment Instalments as they become due but not less than United States Dollars One million ($1,000,000) (on top of the Pledged Deposit), on which interest shall accrue at the rate per annum determined by the Lender to be the aggregate of (i) the Margin B (ii) and the Reference Rate for that Interest Period, provided always that the Borrower shall be permitted to make use of the Cash-collateral Amount only (a) after the end of the current Interest Period for the Loan and (b) after the Borrower, by a notice received by the Lender not later than 10 a.m. (Athens time) on the 3rd Business Day before the beginning of the following Interest Period, has notified the Lender that it wishes to make use in whole or in part of the Cash-collateral Amount;*

m. with effect from the Margin Switch Date, Clause 4.1 (*Repayment*) of the Principal Agreement shall be **amended** to read as follows:

*"The Borrower shall, and it is expressly undertaken by the Borrower to, repay the Loan by (a) twenty (20) consecutive quarterly Repayment Instalments (the "**Repayment Instalments**" and each a "**Repayment Instalment**") to be repaid on each of the Repayment Dates, so that the first Repayment Instalment is repaid on **8 October 2024** and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 20th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) the Balloon Instalment falling due for payment on the Final Maturity Date; subject to the provisions of the Loan Agreement the amount of each of such Repayment Instalments shall be in the amount of Dollars Three Hundred Thousand ($300,000);*

provided, that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Commitment is not drawn down in full by the last day of the Availability Period, the amount of each of the Repayment Instalments and the Balloon Instalment shall be proportionally reduced, (c) there shall be no Repayment Dates after the Final Maturity Date, (d) on the Final Maturity Date the Borrower shall also pay to the Lender any and all other moneys then due and payable under this Agreement and the other Finance Documents and (e) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.";

n. with effect from the Effective Date, the following new definitions shall be **added** in alphabetical order in Clause 1.2 *(Definitions)* of the Principal Agreement :

"First Supplemental Agreement" means the First Supplemental Agreement dated 30 July, 2024 supplemental to this Agreement executed and made between the Borrower and the Lender, whereby this Agreement has been amended as therein provided;"

"Mortgage Amendment" means the amendment No. 1 to the deed of covenant supplemental to the Mortgage registered over the Vessel in favour of the Lender, whereby the deed of covenant shall be amended as therein provided, executed by the Borrower in favour of the Lender, in form satisfactory to the Lender;"; and

o. with effect from the Effective Date, an additional paragraph (w) will be **added** in Clause 8.1 (*Covenants*) after paragraph (v) reading as follows:

"Environmental, Social and Governance (ESG) requirements: promptly provide such further information regarding Environmental, Social and Governance submissions to databases, as reasonably required by the Lender".

5.2 Security Documents

With effect as from the Effective Date the definition ***"Security Documents"*** shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof and any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement, this Supplemental Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement, this Supplemental Agreement and/or the Security Documents.

5.3 Construction

(a) With effect from the Effective Date all references in the Principal Agreement and the other Finance Documents to:

(i) *"this Agreement"*, *"hereunder"*, *"herein"* and the like and in the Security Documents to the *"Loan Agreement"* shall be construed as references to the Principal Agreement as amended and/or supplemented by this Supplemental Agreement; and

(ii) *"Mortgage"* shall be construed as references to the Mortgage, as amended and/or supplemented by the DoC Amendment, and

(b) With effect from the Rate Switch Date all references in the Principal Agreement and the other Finance Documents to Clause 3.6 *(Market disruption – Non Availability)*' shall be amended to read:

"Clause 3.6 (Market disruption) and Clause 3.7 (Cost of funds)".

6. RECONFIRMATION

6.1 Reconfirmation of obligations

The Borrower hereby reconfirms its obligations under the Principal Agreement and its compliance with the covenants contained therein, as amended and/or supplemented by this Supplemental Agreement.

6.2 Acknowledgement

Each of the Security Parties acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement, the Mortgage and the deed of covenant supplemental thereto and the waivers and other amendments agreed by the Lender in this Supplemental Agreement.

7. CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

Save for the alterations to the Principal Agreement and the Security Documents made or to be made pursuant to this Supplemental Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Principal Agreement shall remain in full force and effect and apply to this Supplemental Agreement as well, as if repeated *in extenso* herein, and the security constituted by the Security Documents shall continue to remain valid and enforceable and the Borrower hereby reconfirms its obligations under the Principal Agreement as hereby amended and under the Security Documents to which it is a party.

8. ENTIRE AGREEMENT AND AMENDMENT

8.1 Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

8.2 Supplemental Agreement – Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

9. COSTS AND EXPENSES

9.1 Amendment Fee

The Borrower shall pay to the Lender an amendment fee in an amount equal to 0.8% on the amount of US$ 10,450,000 (being US$83,600) concurrently with or prior to the signing of this Agreement.

9.2 Costs and expenses

The Borrower hereby covenants and agrees to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.3 Stamp Duty etc.

The Borrower hereby covenants and agrees to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement, any other Transaction Document and/or any further document executed pursuant hereto.

10. ASSIGNMENT

The provisions of Clause 14 *(Assignment, Transfer, Participation, Lending Office)* of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

11. MISCELLANEOUS

11.1 Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 *(Reconfirmation)*, 7 *(Continuance of Principal Agreement and the Security Documents)* and 8 *(Entire agreement and amendment)* of this Supplemental Agreement, the provisions of Clauses 2.8 *(Evidence)*, 16 (*Notices and communications*) and 15.6 (*Invalidity of terms*) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth *in extenso* herein.

11.2 Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

11.3 Reduction of Margin

If, as from the date hereof and at any time during the remainder of the Security Period, the Lender, at the Borrower's written request to reduce the Margin, or, subject to this Supplemental Agreement becoming effective, the Applicable Margin, as the case may be, considers and determines (in its absolute discretion) that the credit risk of the Loan has been substantially reduced, taking also into consideration the general shipping finance market conditions prevailing at such time, the Lender may, but without being obliged to, at its absolute discretion, decide to reduce the Margin (or the Applicable Margin, as the case may

be) for such period or periods as the Lender may, at its absolute discretion determine, but with no obligation to render any reasons in case of refusal to accept such Borrower's request.

12. LAW AND JURISDICTION

12.1 Governing Law

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clause 17 *(Law and Jurisdiction)* of the Principal Agreement (as hereby amended) shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

12.2 Third Party Rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

[Intentionally left blank]

EXECUTION PAGE

BORROWER

SIGNED by)
Mrs. Athina Rokkou)
for and on behalf of)
SEVENTHONE CORP.,)
of the Marshall Islands, in the presence of:)

Attorney-in-fact

Witness:
Name: Ioannis Kotronias
Address: Defteras Merarchias 13
Piraeus, Greece
Occupation: t. Attorney-at-law

LENDER

SIGNED by)
Mr. Konstantinos Flokos)
and Mrs. Vasiliki Sifinou)
for and on behalf of)
ALPHA BANK S.A.,)
in the presence of:)

C. V. FLOKOS

Attorney-in-fact

V. K. SIFINOU

Attorney-in-fact

Witness:
Name: Ioannis Kotronias
Address: Defteras Merarchias 13
Piraeus, Greece
Occupation: t. Attorney-at-law

ACKNOWLEDGEMENT

We, **PYXIS TANKERS INC.**, a corporation duly incorporated in the Republic of the Marshall Islands, hereby confirm and acknowledge that we have read and understood the terms and conditions of the above First Supplemental Agreement and agree in all respects to the same and hereby confirm that:

(a) as at the date hereof the principal sum of **United States Dollars Ten million Four Hundred Fifty thousand (US$10,450,000)** in respect of the Loan remains outstanding; and

(b) notwithstanding the variation to the Principal Agreement contained in Clause 5 *(Variations to the Principal Agreement)* of the above First Supplemental Agreement, the provisions of the Corporate Guarantee (as defined therein) executed by us in favour of the Lender shall remain in full force and effect as security of the obligations of the Borrower under the Principal Agreement, as amended by the above First Supplemental Agreementand in respect of all sums due to the Lender under the Principal Agreement (as so amended), and we shall remain liable under the Corporate Guarantee (as defined therein) for all obligations and liabilities assumed by us under the Corporate Guarantee (as defined therein).

Dated: 30 July, 2024

For and on behalf of
PYXIS TANKERS INC.
(as Corporate Guarantor)

Konstantinos Lytras
Attorney-in-fact

(TVSLO-J351268/fk)